Exhibit 3.3

CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
BLYTH, INC.
____________________

Pursuant to Section 242 of
 the General Corporation Law of the State of Delaware
____________________

BLYTH, INC., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST:  The name of the Corporation is Blyth, Inc.  The Corporation was originally incorporated under the name “Candle Corporation of America.”  The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on September 9, 1977. A Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on May 13, 1994 (the “Restated Certificate”).  A Certificate of Amendment of the Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on June 14, 2000.

SECOND:  This Certificate of Amendment was duly adopted in accordance with the provisions of Sections 211, 222 and 242 of the General Corporation Law of the State of Delaware (the “DGCL”).  The Board of Directors of the Corporation, on November 19, 2008, duly adopted resolutions setting forth and declaring advisable this Certificate of Amendment and directed that the proposed amendments be considered by the stockholders of the Corporation.  A special meeting of stockholders was duly called upon notice in accordance with Section 222 of the DGCL and held in accordance with the provisions of Section 211 of the DGCL on January 29, 2009, at which meeting the necessary number of shares were voted in favor of the proposed amendments.  The stockholders of the Corporation duly adopted this Certificate of Amendment.

THIRD:  The Restated Certificate, as heretofore amended and supplemented, is hereby further amended as follows:

Section 1 of Article IV of the Corporation’s Restated Certificate, relating to Capitalization, is hereby amended to read in its entirety as set forth below:

“Section 1.  The aggregate number of shares of all classes of capital stock which the Corporation is authorized to issue (sometimes hereinafter collectively referred to as the “Capital Stock”) is 60,000,000 shares, of which: (i) 10,000,000 shares shall be preferred stock, $0.01 par value per share (hereinafter referred to as the “Preferred Stock”); and (ii) 50,000,000 shares shall be common stock, $0.02 par value per share (hereinafter referred to as the “Common Stock”).

Effective at 6:01 p.m. (Eastern Time) on the date of filing (the “Effective Time”) this Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation, each four (4) shares of the Corporation’s Common Stock, par value $0.02 per share, issued and outstanding immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”).  No fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split.  Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive cash (without interest or deduction) from the Corporation’s transfer agent in lieu of such fractional share interests, in an amount equal to the proceeds attributable to the sale of such fractional shares following the aggregation and sale by the Corporation’s transfer agent of all fractional shares otherwise issuable.  Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.”

Section 2.B.1. of Article IV of the Corporation’s Restated Certificate, relating to Capitalization, is hereby amended to read in its entirety as set forth below:

“1.  Designation and Amount.  The authorized number of shares of Common Stock shall be 50,000,000.”

FOURTH: This Certificate of Amendment shall become effective as of 6:01 p.m. on the date of filing.

FIFTH:  the Restated Certificate of the Corporation, as heretofore amended and supplemented, is hereby ratified and confirmed in all other respects.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its corporate name as of the 30th day of January, 2009.

BLYTH, INC.

By: /s/ Michael S. Novins
Name: Michael S. Novins
Title: Vice President and General Counsel